UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2005

Pride International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13289	760069030
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5847 San Felipe, Suite 3300, Houston, Texas		77057
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-789-1400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

As described under Item 5.02 below, at the request of the Board of Directors of Pride, Paul A. Bragg resigned as President and Chief Executive Officer and as a director of Pride effective June 29, 2005. The Employment/Non-Competition/Confidentiality Agreement between Mr. Bragg and Pride dated February 5, 1999, which was filed as Exhibit 10.19 to Pride’s Annual Report on Form 10-K for the year ended December 31, 1998 and is incorporated by reference herein, contains provisions regarding severance compensation for Mr. Bragg. Mr. Bragg’s resignation will not be considered a "voluntary resignation" or a termination for "cause" for purposes of his employment agreement. Mr. Bragg’s resignation is deemed an "involuntary termination" for all purposes, including his employment agreement, Pride’s Supplemental Executive Retirement Plan and his options and other awards. Mr. Bragg’s employment agreement provides for severance benefits of (1) an amount equal to two years of base salary and target bonus; (2) two years (or until offered by another employer, if earlier) of life, health, accident and disability insurance benefits for himself and his immediate family; and (3) immediate vesting of his options and awards. The agreement also provides for an indefinite non-disclosure covenant and a two-year noncompete covenant. Under Pride’s Supplemental Executive Retirement Plan, Mr. Bragg is entitled to receive a lump sum in the amount of the actuarial equivalent of annual payments equal to 50% of his combined annual salary and target bonus from normal retirement age (62) for his lifetime. The lump sum amount payable under the SERP is expected to be approximately $5.1 million. In addition, under the SERP, Mr. Bragg is eligible for retiree medical insurance benefits following the expiration of the two-year period for health insurance benefits described above. For these purposes, Mr. Bragg’s salary and target bonus are those that would have been effective as of July 1, 2005, or $800,000 and $640,000, respectively.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 29, 2005, at the request of and following discussions with Pride’s Board of Directors, Paul A. Bragg resigned as President and Chief Executive Officer of Pride, a director of Pride and a director and officer of any and all of Pride’s subsidiaries and affiliates. Mr. Bragg’s resignation was not the result of any disagreement with Pride on any matter relating to Pride’s operations, policies or practices.

Following Mr. Bragg’s resignation, effective June 29, 2005, Pride’s Board of Directors elected Louis A. Raspino as President and Chief Executive Officer and as a director. A brief description of existing business relationships and/or fee arrangements between Pride and Mr. Raspino or its consolidated subsidiaries, including Mr. Raspino’s employment agreement, is included in Pride’s definitive proxy statement filed with the Securities and Exchange Commission on April 8, 2005 and is incorporated by reference herein. The Board of Directors has not yet finalized the changes to be made to the terms of Mr. Raspino’s compensation in his capacity as President and Chief Executive Officer. There are no arrangements or understandings between Mr. Raspino and any other person pursuant to which he was elected as President and Chief Executive Officer or appointed as a director.

Mr. Raspino, 52, joined Pride in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President — Finance and Chief Financial Officer of Grant Prideco, Inc. From December 2000 until March 2001, he was employed as Executive Vice President, Chief Financial Officer and Chief Operating Officer of JRL Enterprises, Inc. From February 1999 until December 2000, he served as Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978 until its merger with Burlington Resources, Inc. in 1997, he held a variety of increasingly responsible positions at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer.

Pride is conducting a search for a new Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pride International, Inc.

July 6, 2005	By:	W. Gregory Looser

Name: W. Gregory Looser
Title: Senior Vice President, General Counsel and Secretary